Exhibit 5.1
Opinion of Counsel

Exhibit 23.1
Consent of Alston & Bird LLP

Alston&Bird llp
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

404-881-7000
Fax: 404-881-7777
www.alston.com

August 3, 2005

AGL Resources Inc.
Ten Peachtree Place, N.E.
Atlanta, Georgia 30309

Re:	Registration Statement on Form S-8 -- AGL Resources Inc. Amended and Restated Long-Term Incentive Plan (1999)

Ladies and Gentlemen:

We have acted as counsel to AGL Resources Inc., a Georgia corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 1,534,537 shares of the Company’s common stock, $5.00 par value per share (the “Shares”), which may be issued by the Company upon the grant or exercise of awards pursuant to the AGL Resources Inc. Amended and Restated Long-Term Incentive Plan (1999) (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

We have examined the Amended and Restated Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended and restated, records of proceedings of the Board of Directors, or committees thereof, and the shareholders of the Company deemed by us to be relevant to this opinion letter, the Plan and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the laws of the State of Georgia that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Plan, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to you for your use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Based upon the foregoing, it is our opinion that the Shares are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By: /s/ M. Hill Jeffries
  M. Hill Jeffries, Partner